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                                                                    EXHIBIT 10.8

                    MASTER AGREEMENT FOR CONSULTING SERVICES

DEALERTRACK AGREEMENT NO. 00005

This Master Agreement for Consulting Services ("Agreement") is made as of the 1st day of February, 2001, and is entered into by DealerTrack.com, Inc. ("DealerTrack"), a Delaware corporation having its principal place of business located at 900 Stewart Avenue, Garden City, New York 11530 and Chase Manhattan Automotive Finance Corporation ("Contractor"), a Delaware corporation having its principal place of business located at 900 Stewart Avenue, Garden City, New York 11530.

1.    Notice

      Except as otherwise provided in this Agreement, whenever notice, demand or other communication shall or may be given to either party in connection with this Agreement, it shall be in writing and shall be sent by certified mail, postage prepaid, return receipt requested or by overnight express carrier, and shall be sent to the following addresses (or to such other address or addresses as may be from time to time hereinafter designated by the parties):

      If to DealerTrack:        DealerTrack.com, Inc.
                                900 Stewart Avenue
                                Garden City, New York 11530
                                Attention: Chief Operating Officer
                                Reference: DealerTrack Agreement No. 00005

      If to Contractor:         Chase Manhattan Automotive Finance Corporation

                                900 Stewart Avenue

                                Garden City, New York 11530
                                Attention: Norman Buchan

2.    Facsimile Copies

      The parties agree that facsimiles of fully-executed copies of this Agreement and any Task Orders shall be deemed originals for all purposes in connection herewith. All such facsimiles shall be sent to the following facsimile numbers (or to such other facsimile number or numbers as may be from time to time hereinafter designated in writing by the parties):

      If to DealerTrack: (516) 745-3903

      If to Contractor:  (515) 745-4528

3.    Standard Terms and Conditions

      The attached "Standard Terms and Conditions for Master Agreement for Consulting Services" shall be deemed to be incorporated by reference into each Task Order entered into by DealerTrack and Contractor speaking as of the date thereof (and if such incorporating reference is omitted for any reason, such omission may be remedied at any time by either party, without additional consideration therefor, as of the effective date of the Task Order) so long as this Agreement is in effect at the time such Task Order is executed or is later revived during the term of performance of such Task Order.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be effective as of the day, month and year first written above.

DEALERTRACK.COM, INC.                   CHASE MANHATTAN AUTOMOTIVE
                                        FINANCE CORPORATION

By                                      By
   ----------------                        -----------------

Name                                    Name

Title:                                  Title

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                          STANDARD TERMS AND CONDITIONS

                                      FOR

                    MASTER AGREEMENT FOR CONSULTING SERVICES

1.    SCOPE OF THE AGREEMENT

DealerTrack; DealerTrack's existing or future parent corporation; and the existing and future direct and indirect subsidiaries of DealerTrack's parent corporation, other than DealerTrack (collectively, "Subsidiaries"), all of which may be referred to individually and collectively in this Agreement as "DealerTrack", may from time to time request Contractor to perform consulting services. In the event that DealerTrack does so request, and in the event that Contractor agrees to perform such services, Contractor and DealerTrack shall complete and execute a document which will be referred to in this Agreement as a "Task Order". The DealerTrack entity that executes a Task Order shall be the sole DealerTrack entity obligated with respect to such Task Order. In addition, in no event shall DealerTrack be deemed to be a guarantor of, or otherwise responsible for, any obligation of its parent corporation or of any of the Subsidiaries.

2.    SERVICES

Consulting services and Work Product (as that term is defined in section 12. below) to be provided to DealerTrack by Contractor (collectively, "Services") shall be governed by the terms set forth herein and such additional terms as are contained in any Task Order executed by DealerTrack and Contractor. Services to be performed by Contractor shall be described in each Task Order under the section entitled "Scope of Work." Contractor understands that prompt performance by Contractor of all Services is required by DealerTrack in order to enable DealerTrack to meet its schedules and commitments, and that time is of the essence for the Services to be provided (including Work Product to be prepared) by Contractor.

3.    CHANGE IN SCOPE OF WORK

DealerTrack may revise the Services set forth in the "Scope of Work" section of any Task Order in a manner which does not materially vary the nature of Contractor's work or materially increase the burden on Contractor. Any other revision to Services may be effected from time to time only pursuant to DealerTrack's request to Contractor for a quotation based upon the proposed revision. Such quotation shall be provided by Contractor no more than seven days after Contractor's receipt of such request, and DealerTrack shall accept or reject such quotation within seven days from its receipt thereof. Failure by DealerTrack to affirmatively accept a quotation in writing shall be deemed a rejection; diligent pursuit of negotiation of a quotation by DealerTrack shall stay the seven day period for so long as such negotiations are pending.

4.    PROJECT MANAGEMENT

DealerTrack shall designate in each Task Order a project manager ("DealerTrack Project Manager") who shall have overall responsibility for coordination of the Services with agents and employees of DealerTrack and other consultants. Contractor shall also appoint and identify to DealerTrack an individual for each Task Order who shall have overall responsibility for decision-making and managing Contractor's Personnel assigned to each Task Order under this Agreement. The term "Contractor's Personnel" shall mean Contractor's employees, agents, subcontractors and other parties that assist Contractor in Contractor's performance of Services.

5.    PERIOD OF PERFORMANCE

The start date and completion date of Services will be specified in each Task Order.

6.    COMPENSATION FOR SERVICES

Each Task Order shall include a "Fee Schedule". DealerTrack agrees to pay Contractor for Services rendered in accordance with each Task Order on the basis of a professional

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unit (day, week or month as described in section 7. below), as set forth in the
Fee Schedule therein, against invoices specifying in reasonable detail the work, period or milestones for which compensation is sought. All fees set forth in a Task Order shall remain fixed throughout the period of performance of such Task Order.

Contractor shall be responsible for the payment of applicable taxes and imposts levied or based upon the income of Contractor or the fees payable to Contractor by DealerTrack including, but not limited to, FICA and federal, state and local income taxes, unemployment insurance taxes and any other employment taxes or levies.

7.    PROFESSIONAL UNIT DEFINED

Contractor will be paid for Services on the basis of a Professional Unit which will be set forth in the applicable Task Order as a Professional Day, Professional Week or Professional Month.

A. Payment for Services provided for a "Professional Day" is calculated according to the following formula:

   (i) Except as provided in subsections B. and C. of this section 7. , and subject to subsections (ii) and (iii) of this subsection A., in consideration of Contractor's performing Services under a Task Order for eight hours or more on any calendar day (including, but not limited to, weekends and holidays), DealerTrack will pay Contractor therefor the amount described in such Task Order as the amount for a Professional Day ("Professional Day Amount").

   (ii) DealerTrack shall not pay Contractor more than the Professional Day Amount in consideration of Contractor's performing Services under a Task Order on any calendar day (including, but not limited to, weekends and holidays) unless Contractor so performs for more than ten (10) hours during such day and DealerTrack agrees in writing (before Contractor begins to so perform during any time that exceeds such ten
         (10) hours) that it will pay more than the Professional Day Amount therefor. In the event that DealerTrack does so agree, DealerTrack will pay Contractor, in addition to the Professional Day Amount, an amount determined by multiplying the number of full (but not partial) hours during such day during which Contractor so performs that exceeds ten
         (10) by the number determined by dividing the Professional Day Amount by eight.

   (iii) In the event that Contractor performs Services under a Task Order on any calendar day (including, but not limited to, weekends and holidays) for less than eight hours, DealerTrack will pay Contractor an amount determined by multiplying the number of full (but not partial) hours during such day during which Contractor so performs by the number determined by dividing the Professional Day Amount by eight.

B. Payment for Services provided for a "Professional Week" is calculated according to the following formula:

   (i) Except as provided in subsections A. and C. of this section 7., and subject to subsections (ii) and (iii) of this subsection B., in consideration of Contractor's performing Services under a Task Order for forty (40) hours or more in any calendar week (including, but not limited to, weekends and holidays), DealerTrack will pay Contractor therefor the amount described in such Task Order as the amount for a Professional Week ("Professional Week Amount").

   (ii) DealerTrack shall not pay Contractor more than the Professional Week Amount in consideration of Contractor's performing Services under a Task Order in any calendar week (including, but not limited to, weekends and holidays) unless Contractor so performs for more than fifty (50) hours during such week and DealerTrack agrees in writing (before Contractor begins to so perform during any time that exceeds such fifty (50) hours) that it will pay Contractor, in addition to the Professional Week Amount, an amount determined by multiplying the number

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         of full (but not partial) hours during such week during which
         Contractor so performs that exceeds fifty (50) by the number determined by dividing the Professional Week Amount by forty (40).

   (iii) In the event that Contractor performs Services under a Task Order in any calendar week (including, but not limited to, weekends and holidays) for less than forty (40) hours, DealerTrack will pay Contractor an amount determined by multiplying the number of full (but not partial) hours during such week during which Contractor so performs by the number determined by dividing the Professional Week Amount by forty (40).

C. Payment for Services provided for a "Professional Month" is calculated according to the following formula:

   (i) Except as provided in subsections A. and B. of this section 7., and subject to subsection (ii) of this subsection C., in the event that any Task Order indicates that Contractor will be paid on the basis of a "Professional Month," Contractor shall perform Services for at least eight hours per day for the number of DealerTrack business days in a given month, and for such additional time as is appropriate and consistent with others working on similar DealerTrack projects, and shall do so pursuant to the terms and conditions described in this Agreement (including such Task Order) and for the amount described in such Task Order ("Professional Month Amount").

   (ii) In the event that Contractor performs Services under a Task Order during a given month (including, but not limited to, weekends and holidays) for less than eight hours times the number of DealerTrack business days in the month, DealerTrack will pay Contractor an amount determined by multiplying the number of full (but not partial) hours during such month during which Contractor so performs by the number determined by multiplying the number of DealerTrack business days in the month by eight and then by dividing that number by the Professional Month Amount.

8.       CONTRACTORS PERSONNEL

DealerTrack has entered into this Agreement in material part because Contractor is a professional and able to service DealerTrack without significant direction or supervision by DealerTrack. The manner and means of performing the Services are under the sole control of Contractor. Nothing in any Task Order shall permit DealerTrack to exercise control over the manner or means by which Contractor performs its duties except to the extent necessary to coordinate Contractor's performance in time, space or function with that of other persons engaged by DealerTrack to achieve a common goal. DealerTrack is interested only in the results, which are subject to DealerTrack's final approval, obtained under this Agreement. Contractor shall be solely and entirely responsible for Contractor's acts (and those of Contractor's Personnel) while this Agreement is in effect even if Contractor's Personnel are not acting within the scope of employment. Contractor shall promptly notify DealerTrack upon its learning of any wrongdoing by Contractor's Personnel.

Contractor acknowledges that it is solely an independent contractor and that neither it nor any of Contractor's Personnel are agents of, joint ventures with or employees of DealerTrack. Neither DealerTrack nor Contractor shall have the authority to bind, or make any representations on behalf of, the other, and neither party shall hold itself out as such or knowingly permit another to rely on such belief.

Subject to the requirements of section 9 of this Agreement, Contractor's Personnel shall conform to the level of technical expertise required by DealerTrack. Contractor shall, upon DealerTrack's request, furnish requested information regarding Contractor's Personnel who are to perform Services under any Task Order, which information is (i) reasonably related to the ability of Contractor's Personnel to perform Services or (ii)

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Assignment Statements, or of its obligations regarding the selection, placement and supervision of Contractor's Personnel.

Nothing herein is intended to preclude Contractor's or Contractor's Personnel's simultaneous or subsequent engagement by third parties, provided only that such services do not interfere with Contractor's or Contractor's Personnel's obligations under this Agreement and are consistent with Contractor's and Contractor's Personnel's duties of confidentiality and the proprietary rights provisions herein.

Contractor shall advise Contractor's Personnel of their obligations set forth in this section 8. and shall be responsible for Contractor's Personnel's knowledge, understanding, agreement and compliance with Contractor's obligations, to the extent applicable.

Contractor shall maintain procedures to prevent, report and eliminate activity which would constitute or condone sexual harassment or discrimination.

9.    SUBCONTRACTORS

A. Contractor may not use subcontractors to provide Services to DealerTrack without DealerTrack's prior written approval. Any such subcontractor shall, as a condition to engagement by Contractor hereunder, agree in writing to adhere to the provisions of this Agreement including, but not limited to those regarding conveying title to Work Product to DealerTrack. Contractor shall remain primarily responsible to DealerTrack for the performance and any liability of each subcontractor engaged to fulfill any part of a Task Order.

B. Contractor's failure to secure any subcontractor's prior written consent to the terms of this Agreement prior to commencement of work for Contractor in performance of Services may preclude delivery to DealerTrack of good title in any deliverables due to DealerTrack as part of the Services rendered under this Agreement. Such a failure shall entitle DealerTrack to, inter alia: (i) withhold and/or demand Contractor's immediate refund of all monies payable or paid to Contractor under the applicable Task Order and/or (ii) reimbursement of all costs incurred by DealerTrack in attempting to secure, document and perfect good title to deliverables hereunder. These remedies are not exclusive. Any limitations period shall run from DealerTrack's actual notice of Contractor's use of subcontractors.

10.   FACILITIES, ASSISTANCE AND SUPPLIES

In the event that the nature of Services to be provided under a Task Order reasonably requires Contractor to work on DealerTrack's premises, or DealerTrack consents to a request therefor, DealerTrack shall provide to Contractor such facilities, space, office supplies and support as may be reasonably required by the nature of such Services. Except as provided to the contrary in a Task Order, Contractor shall otherwise be responsible to provide such supplies, equipment and facilities as it may require to perform the Services and shall be responsible for all costs and expenses thereof.

11.   TERMINATION

A. In the event that DealerTrack breaches any material provision of this Agreement and fails to cure such breach within ten (10) days after Contractor notifies it thereof, Contractor may terminate the Task Order affected by such breach immediately by notifying DealerTrack thereof. In no event shall DealerTrack's liability for any breach exceed the amount that would be payable to Contractor had it fully performed under the applicable Task Order, reduced by the savings Contractor enjoyed by reason of not having to perform.

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B. In the event that Contractor: (i) breaches any provision contained in section
14. or section 30. of this Agreement; (ii) breaches any material provision of this Agreement other than those contained in such section 14. and such section
30. and fails to cure such breach within five days after DealerTrack notifies it thereof; (iii) becomes insolvent; (iv) makes a general assignment for the benefit of creditors; (v) ceases conducting business in the ordinary course or
(vi) files a petition under bankruptcy law or any other insolvency law providing for the relief of debtors, or any such petition is filed against it, and Contractor fails to have such petition lifted or stayed within five days from the date on which it is entered, DealerTrack, notwithstanding anything to the contrary contained in this Agreement, may terminate this Agreement or any one or more Task Orders immediately by notifying Contractor thereof.

C. Notice of termination for breach as set forth in subsections A. and B. of this section 11 shall state the basis for such termination and the effective date thereof, which may be the date of notice.

D. DealerTrack may, for any reason or for its convenience, terminate any Task Order upon notice (written or otherwise) thereof to Contractor. Such notice shall state the date upon which such termination shall become effective. Subject to the other terms and conditions contained in this Agreement, DealerTrack shall pay to Contractor the amount due for completed Services and for expenses pursuant to the fee schedule of the applicable Task Order through the effective date of termination.

E. This Agreement shall be effective on the date set forth in the first paragraph on the first page. This Agreement shall continue in effect thereafter until DealerTrack or Contractor terminates this Agreement by notifying the other thereof at least ten (10) business days in advance. No such termination shall be effective, however, until the last Task Order then in effect expires or is terminated.

12.   WORK PRODUCT; SURRENDER; TITLE

A. For purposes of this Agreement, the term "Work Product" shall mean all work product developed under any Task Order by Contractor or Contractor's Personnel (tangible, recorded or otherwise, and without regard to the form of recordation or state of completion), whether or not such Task Order or the Services are complete, and the term "Work-in-Progress" at any time shall mean all Work Product in the hands of Contractor, or Contractor's Personnel, including, without limitation, working papers, narrative descriptions, reports, data, tapes, diskettes, software and all materials of similar character.

B. Upon termination of any Task Order or this Agreement, or upon DealerTrack's earlier request, Contractor shall promptly deliver to DealerTrack all Work Product, including, but not limited to, all Work-in-Progress (or any lesser part designated by DealerTrack in writing) and all materials (including, but not limited to, all Confidential Information) which DealerTrack furnishes to Contractor in connection with this Agreement (including, but not limited to, any Task Order). Except as otherwise provided in a Task Order, Contractor shall retain no part or copy of any Work Product or Work-in-Progress. If requested by DealerTrack, Contractor shall certify in writing its exacting compliance with the foregoing provision.

C. Unless otherwise specified in the applicable Task Order, all Work Product, including, but not limited to, Work-in-Progress, is, or shall be, upon creation under any Task Order, the exclusive property of DealerTrack. All copyrights, patents and trade secret rights therein, and the rights to register or apply therefor, in or relating to Work Product, shall likewise be the exclusive property of DealerTrack. All Work Product comprising copyrightable subject matter is agreed to be "work made for hire" pursuant to the Copyright Act of 1976 as from time to time amended. To the extent that any Work

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Product is other than a work made for hire, Contractor hereby makes a continuing, irrevocable assignment thereof, as created, to DealerTrack. Contractor and Contractor's Personnel shall, promptly at the request of DealerTrack, execute any and all documentation reasonably requested by DealerTrack to evidence such transfer including, without limitation, specific assignments.

13.   REPRESENTATIONS AND WARRANTIES OF CONTRACTOR

Contractor hereby represents and warrants to DealerTrack that:

(i) Contractor has the right and authority to enter into this Agreement and to perform the Services and other obligations as described herein;

(ii) Contractor shall perform all Services in a professional manner and in a manner consistent with the highest industry standards (and, when a Task Order defines specifications for deliverables to be provided by Contractor, the deliverables shall be in conformance with such specifications);

(iii) Contractor shall utilize only personnel who are authorized to work in the United States for the performance of any Services in the United States;

(iv) neither Contractor in the performance of Services, nor any Work Product, will infringe on, violate or misappropriate any patent, copyright, trade secret, trademark or other proprietary right of any entity; and

(v) Contractor shall not charge DealerTrack any fees or charges that are higher than the fees and charges that Contractor charges its most favored customer for services that are the same as or similar to the Services.

14.   CONFIDENTIALITY

A. Contractor acknowledges and agrees that a duty is owed DealerTrack to maintain the confidentiality of Confidential Information (as hereafter defined) provided by DealerTrack or obtained by Contractor or prepared in connection with the provision of Services under this Agreement (including, but not limited to, Work Product). Contractor shall treat such information as strictly confidential, and shall not use, disclose, duplicate, copy, transmit or otherwise disseminate or permit to be used, disclosed, duplicated, copied, transmitted or otherwise disseminated at any time prior to or after the termination of this Agreement such information, except in pursuit of DealerTrack's business or as specifically permitted in writing by DealerTrack, whether Contractor has such information in its memory or it is embodied in writing or other physical form. The term "Confidential Information" shall include:

      (i) Any information of DealerTrack not generally known to the public, including, without limitation, any trade secrets or proprietary information concerning DealerTrack, its sales, personnel or accounting procedures, accounts, operations, devices, techniques, methods, business plans, software (regardless of its state of completion or from of recordation), data processing programs, data bases, models, product proposals, internally devised technology, system or network architecture or topology, secret processes, products, capacities, systems, research projects and Work Product, and other means used by DealerTrack in the provision of services to customers and in the conduct of business, whether developed, acquired or compiled by DealerTrack.

      (ii) Any information concerning customers and prospective customers of DealerTrack, and the affairs and business activities of DealerTrack and/or its customers, including, without limitation, trade secret and proprietary information

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      concerning accounts, financial standing, investment holdings and other personal financial data compiled by DealerTrack and/or provided by customers, specific financial needs and requirements with respect to investment, financial position and standing, leads, referrals and references to customers, holding book or customer book pages, assets and obligations carried in accounts of customers, and all records and documents concerning the business and affairs of DealerTrack and/or customers (including copies and originals and any graphic format or electronic media) whether developed, compiled or acquired by DealerTrack.

      (iii) The identity of and any and all confidential or proprietary information or data belonging to or concerning any DealerTrack customers and any third parties which is in the possession, custody or control of DealerTrack.

      (iv) Any idea or concept which has been reduced to tangible form, and any and all work compiled, acquired or produced by Contractor's Personnel in connection with their assignment to DealerTrack.

B. The obligation to treat information as Confidential Information shall not apply to information which: (i) is publicly available through no action of Contractor, (ii) shall have been in Contractor's possession independent of its relationship with DealerTrack, (iii) shall have been developed by or become known to Contractor without access to any Confidential Information and outside the scope of any agreement with DealerTrack, or (iv) shall be obtained rightfully from third parties not bound by an obligation of confidentiality. Contractor shall promptly notify DealerTrack in writing of any unauthorized use or disclosure of any Confidential Information.

C. Contractor shall advise Contractor's Personnel of their obligations under this section 14. and that such obligations continue even in the event such Contractor's Personnel leave the employ of Contractor (if applicable) or cease work on a Task Order, and Contractor shall be responsible for such Contractor's Personnel's compliance with such obligations and shall require such Contractor's Personnel to execute DealerTrack's "Consultant Non-Disclosure Agreement".

D. Upon termination of any Task Order or this Agreement, or upon DealerTrack's earlier request, Contractor shall promptly deliver to DealerTrack all Confidential Information and any other material which DealerTrack furnishes to Contractor in connection with this Agreement. Except as provided in this Agreement, Contractor shall retain no part or copy of any Confidential Information. If requested by DealerTrack, Contractor shall certify in writing its exacting compliance with this provision of this Agreement.

E. Contractor shall not disclose, duplicate, copy, transmit or otherwise disseminate any Confidential Information except to those of Contractor's Personnel who have a need to know it in order to perform Services under a Task Order and employees of DealerTrack or employees of other contractors or consultants, identified to Contractor in writing by the Project Manager of the relevant Task Order as having requisite clearance and a need to know such information.

F. In no event shall Contractor use Confidential Information for its own benefit or that of any third party, nor shall Contractor use Confidential Information to DealerTrack's detriment; for any purpose other than performance of the Task Order pursuant to which it is disclosed or later associated; or in any manner not necessary to performance of such Task Order. Except in fulfillment of a Task Order expressly anticipating any such action, Contractor shall not interpret, reverse-engineer, decompile, disassemble, debug or otherwise use any part of any software to which it is given access by or through DealerTrack in connection with this Agreement, nor shall Contractor access or generate corresponding higher level code, access the logic intrinsic thereto; or aid, abide or permit another to do so.

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G. Contractor agrees that no remedy at law is adequate to compensate DealerTrack for a breach of the provisions of this section 14. and that DealerTrack therefore shall be entitled to temporary and permanent injunctive relief against any such breach, or the threat of any such breach, without having to prove actual damages or the inadequacy of money damages.

H. This section 14. shall survive the termination of this Agreement, regardless of the party that terminated this Agreement or the reasons therefor.

15.   INTENTIONALLY LEFT BLANK

16.   INDEMNIFICATION

 A. Contractor shall defend (with counsel satisfactory to DealerTrack), indemnify and save harmless DealerTrack, its current and former officers, directors and employees, from any and all claims, expenses (including reasonable attorneys' fees), damages, suits, costs, losses or judgments whatsoever, whether groundless or otherwise, and any and all claims arising from, arising out of or relating to:

   (i) any and all claims of bodily injuries (including death, no matter when death occurs) or damages to property that are caused by, arise out of, are connected with or result from the negligence or willful misconduct of Contractor or of Contractor's Personnel;

   (ii) any and all employment-related claims arising out of, incident to or connected with, in whole or in part, this Agreement (including, but not limited to, a breach by Contractor of any term or condition of this Agreement or any act or omission of Contractor or Contractor's Personnel, provided, however, that Contractor shall not be required to indemnify DealerTrack for that portion of damage attributable to DealerTrack's gross negligence or willful misconduct and

   (iii) any and all claims that the Work Product infringes on, violates or misappropriates any copyright, patent, trademark, trade secret or other proprietary right, or involves libel, slander, defamation, violation of personal rights of privacy, misappropriation of ideas or rights, literary piracy or plagiarism. Contractor shall do so whether or not such claim is made in good faith or was known to DealerTrack at the time that DealerTrack executed this Agreement or became known to DealerTrack thereafter.

   (iv)     a material breach of any provision of this Agreement.

  B. In the event that DealerTrack is enjoined, or is otherwise prohibited, from using the Work Product as a result of or in connection with any claim described in subsection (iii) of subsection A. of this section 16., Contractor, at its own expense, shall in addition to fulfilling its obligations described in subsection A., promptly: (i) procure for DealerTrack the right to continue using such Work Product; (ii) modify the Work Product so that it becomes noninfringing without materially altering its capacity or performance; or (iii) replace the Work Product with material that is equal in capacity and performance but is noninfringing

  C. As a condition to indemnification, DealerTrack will grant Contractor control of the defense of any action and all negotiation in its settlement or compromise, provided that any settlement or compromise shall be reasonably acceptable to DealerTrack, and does not adversely affect any rights of, or create any obligation on the part of, DealerTrack.

  D. If DealerTrack in its sole discretion determines that, due to the seriousness of the particular issues raised in or the potential material consequences of any action

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      covered by this section 16., separate counsel is required to represent
      DealerTrack's interests, DealerTrack may, at its option, select counsel and conduct the defense of the action at DealerTrack's own expense but DealerTrack's doing so shall not prejudice in any way DealerTrack's right to indemnification under this section 16. Further, in such case, Contractor shall cooperate with DealerTrack in the defense of any such action. Notwithstanding the foregoing, DealerTrack shall not be required to incur the expense of separate counsel in circumstances involving a conflict of interest between representation of Contractor and DealerTrack.

  E. This section 16. shall survive the termination of this Agreement, regardless of the party that terminated this Agreement or the reasons therefor.

  F. The parties agree that in any claim whatsoever brought against DealerTrack where DealerTrack has advised Contractor that it may seek indemnification or defense pursuant to this section, the parties will consider promptly and in good faith any settlement offer made or considered (however characterized) with the intention of resolving any such matter as promptly and on as reasonable terms as possible in the circumstances.

17.   LIMITATION OF LIABILITY

Except with respect to Contractor's indemnification obligations described in subsections (iii) of subsection A. of section 16. of this Agreement, in no event shall either party be liable to the other for any indirect, special or consequential damages in connection with or arising out of this Agreement, even in the event that it is advised of the possibility that such damages may arise, occur or result.

18.   DEALERTRACK'S SECURITY REGULATIONS

A. Contractor shall comply with DealerTrack's security regulations, made known or known to Contractor, applicable to each location to which Contractor has access pursuant to any Task Order. When deemed appropriate by DealerTrack, Contractor may be issued an identification card, key or other security device. All of such cards, keys and other devices shall be surrendered by Contractor upon demand by DealerTrack or upon the earlier termination or expiration of the relevant Task Order or this Agreement. Contractor shall cooperate with DealerTrack guards and other DealerTrack security personnel as directed.

B. Neither Contractor nor its employees shall have access to, or attempt to gain access to, any DealerTrack location outside of the normal working hours for that location or on a day that is a scheduled holiday for that location, except as approved in advance by DealerTrack.

19.   MINIMUM INSURANCE REQUIREMENTS

A. The insurance coverages set forth below are the minimum insurance requirements for consultants providing Services to DealerTrack and Contractor shall maintain such coverages during the performance of its obligations under any Task Order:

   (i) Workers' Compensation Insurance with coverage applicable in all states in which work is to be performed under any Task Order, with limits in accordance with the statutory requirement of each such state, and Coverage B -

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            Employer's Liability Coverage, including occupational disease, with a limit of not less than $1,000,000 per accident.

      (ii) Commercial General Liability Insurance covering Contractor's operations, with limits acceptable to DealerTrack but with combined single limits for bodily injury, personal injury and property damage not less than $3,000,000, with DealerTrack named as additional insured and including coverage as follows:

-         Commercial General Liability (Comprehensive Form)

-         Broad Form Contractual Liability;

- Independent Contractors (if any part of the work is to be subcontracted);

-         Broad Form Property Damage;

-         Personal Injury;

      (iii) Automobile insurance including coverage for owned, non-owned and hired vehicles in the amount of $1,000,000 per occurrence for bodily injury and property damage. [Required if automobiles will be used in performing this service.]

B.    Insurance Terms and Certificates

      (i) The insurance required under subsection A. of this section 19. may be in a policy or policies of insurance, primary and excess, including so-called Umbrella or Catastrophe form, which may also include Comprehensive Automobile insurance and Employer's Liability insurance. Insurance provided under this Agreement must be placed with carriers with A.M. Best's rating of A - VIII or superior. All policies shall be endorsed to show that they are primary to any policy maintained by DealerTrack.

      (ii) Contractor shall add DealerTrack as an additional insured to the policies required under subsections (ii) and (iii) of subsection A. of this section 19., but only in respect to the work being performed pursuant to a Task Order. All such policies also shall be endorsed with the provisions that the coverage afforded for DealerTrack shall be primary and shall not require contribution by any other similar insurance available to DealerTrack.

      (iii) Certificates of Insurance listing the required coverages and acceptable to DealerTrack shall be filed with DealerTrack prior to Contractor, commencing performance of its obligations under any Task Order. Such Certificates of Insurance shall be sent by Contractor to DealerTrack.com, Inc., 900 Stewart Avenue, Garden City, New York 11530. Such certificates shall provide that DealerTrack shall be given at least thirty (30) days written notice prior to cancellation or any change to restrict the coverage or reduce the limits afforded.

      (iv) The insurance required in subsection A. of this section 19. and approval of Contractor's insurance by DealerTrack shall not affect Contractor's other obligations under this Agreement or any Task Order.

20.       NON USE OF DEALERTRACK NAME

Contractor shall not use, in any advertising or promotional material or media, DealerTrack's name or logo, or otherwise identify DealerTrack as a client of Contractor, without DealerTrack's prior written consent.

21.       SUPREMACY OF THIS AGREEMENT

The provisions, terms and conditions of this Agreement, the Task Orders entered into hereunder and documents referenced herein or therein represent the entire agreement between DealerTrack and Contractor on the subject matter hereof and this Agreement supersedes all related prior agreements and understandings between the parties. In the

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event of conflict between this Agreement and a Task Order, the terms and conditions of the Task Order shall prevail.

22.   AMENDMENT

No modification or amendment of this Agreement or of any Task Order shall be effective unless it is in writing and such writing is signed by authorized representatives of DealerTrack and Contractor. For the purposes of this section 22., only an authorized officer of DealerTrack's Technology Procurement Department is an authorized representative of DealerTrack for any amendment to this Agreement or for a Task Order executed by DealerTrack.

23.   ASSIGNMENT

A. Neither this Agreement (including, but not limited to, any Task Order), nor any rights or obligations hereunder or thereunder, may be assigned by either party hereto without the prior written consent of the other.

B. Notwithstanding the foregoing, nothing shall prevent the assignment by DealerTrack of this Agreement or the assignment by DealerTrack of any Task Order without the consent of Contractor: (i) to DealerTrack's parent or to any of the Subsidiaries or (ii) in connection with the sale of all or substantially all of DealerTrack's assets. In the event that DealerTrack merges into or consolidates with another entity, this Agreement and any Task Orders shall be deemed assigned or transferred to such successor in interest without further action by DealerTrack.

C. An assignment in contravention of this section 23. shall be null and void.

24.   SUCCESSORS AND ASSIGNS

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

25.   FURTHER ASSURANCE

The parties hereto agree to perform all acts and execute all supplementary instruments or documents which may be necessary or desirable to carry out the provisions of this Agreement and each Task Order.

26.   SEVERABILITY

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and no such prohibition or unenforceability in any jurisdiction shall invalidate such provision in any other jurisdiction.

27.   REMEDIES CUMULATIVE

Any and all rights and remedies which either party may have under this Agreement, at law or in equity, shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of all such rights and remedies may be exercised at the same time insofar as permitted by law.

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28.   FORCE MAJEURE

Neither DealerTrack nor Contractor shall be liable for any failure to perform, or any delay in performing, its obligations pursuant to this Agreement, that arises out of, is caused by or results from acts of God or other circumstances that are beyond its reasonable control. In the event that any such circumstances do arise, occur or result, Contractor and DealerTrack shall use reasonable efforts to overcome such circumstances as promptly as practicable.

29.   FORBEARANCE

The failure of either party to insist upon the performance of any terms or conditions of this Agreement (including, but not limited to, any Task Order), or to exercise any right or privilege conferred herein or therein, or to demand any penalties resulting from any breach hereof or thereof, shall not be construed as the waiver or relinquishment of any such terms, conditions, penalties, rights or privileges.

30.   COMPLIANCE WITH LAWS, PAYMENT OF TAXES

A. Contractor warrants that at all times it shall comply with all applicable federal, state, local and other laws and regulations (and as such laws and regulations may have been amended or may be amended from time in the future) in performing the Services and its other obligations pursuant to this Agreement. Without limiting the generality of the first sentence of this section 30., Contractor shall not discriminate against any employee or applicant for employment because of race, color, religion, sex, national origin, age, disability, sexual orientation, creed, alienage, citizenship status, marital status or any other category protected under any federal, state or local law or regulation. Contractor shall take affirmative action to ensure that applicants are selected for employment, and that employees are treated during employment, without regard to their race, color, religion, sex or national origin, age, disability, sexual orientation, creed, alienage, citizenship status, marital status or any other protected status. Such treatment shall include, but not be limited to, the following: employment, upgrading, demotion or transfer, recruitment or recruitment advertising; layoff or termination; rates of pay or other forms of compensation; and selected for training including apprenticeship. Contractor shall post in conspicuous places, available to the employees and applicants for employment, notices setting forth the provisions of this nondiscrimination section.

B. Unless exempt, Contractor shall comply with Department of Labor requirements for: (a) Executive Order 11246, as amended; (b) Affirmative Action Regulations for Minorities and Women - 41 Code of Federal Regulations ("C.F.R.") 60-1 et seq.; (c) Section 503 of the Rehabilitation Act of 1973; (d) Affirmative Action Regulations for Handicapped Workers - 41 C.F.R. 60-741 et seq.; (e) Section 402 of the Vietnam-Era Readjustment Assistance Act of 1972 and 1974; (f) Affirmative Action Regulations for Special Disabled and Vietnam-Era Veterans - 41 C.F.R. 60-250 et seq.; and (g) Affirmative Action Regulations for Small, Small Disadvantaged and Women-Owned Small Business Concerns 48 C.F.R. 52-219 et seq., which are incorporated by reference herein.

31.   HEADINGS

The division of this Agreement into sections, clauses, paragraphs or subdivisions thereof, and the insertion of headings, are for convenience and reference only and shall not affect the construction or interpretation hereof.

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32.   GOVERNING LAW; JURISDICTION; SERVICE OF PROCESS

This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without reference to the conflict of laws provisions thereof. The parties hereby consent to the personal jurisdiction of the state and federal courts within the Borough of Manhattan, City of New York, for the adjudication of all matters relating hereto or arising hereunder, and shall accept as due and binding service of legal process there for service by receipted mail directed to the respective address provided for herein for notice purposes.

33.   SURVIVAL

Any terms or conditions of this Agreement which by their express terms extend beyond termination or expiration of this Agreement or which by their nature shall so extend shall survive and continue in full force and effect after any termination or expiration of this Agreement.

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